Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

MainStay Funds Trust:

We consent to the use of our report dated December 21, 2018, with respect to the financial statements and financial highlights of MainStay U.S. Government Liquidity Fund, one of the funds comprising MainStay Funds Trust, as of October 31, 2018, incorporated herein by reference, and to the references to our firm under the headings “Part B,” “Disclosure of Portfolio Holdings,” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2019